Alcoa and subsidiaries                                 EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
          For the nine months ended September 30, 1996
                   (in millions, except ratio)

                                                    1996
                                                    ----
Earnings:
   Income before taxes on income                 $  816.0
   Minority interests' share of earnings of
    majority-owned subsidiaries without fixed
    charges                                           2.9
   Equity income                                    (24.9)
   Fixed charges                                    130.0
   Proportionate share of income of 50%-owned
     persons                                         21.3
   Distributed income of less than 50%-owned          -
     persons
   Amortization of capitalized interest              17.7
                                                  -------

      Total earnings                             $  963.0

Fixed Charges:
   Interest expense:
      Consolidated                               $  103.1
      Proportionate share of 50%-owned persons        3.9
                                                  -------
                                                    107.0
                                                  -------
   Amount representative of the interest factor
     in rents:
      Consolidated                                   22.7
      Proportionate share of 50%-owned persons         .3
                                                  -------
                                                     23.0
                                                  -------

   Fixed charges added to earnings                  130.0
                                                  -------
   Interest capitalized:
      Consolidated                                    3.0
      Proportionate share of 50%-owned persons        -
                                                  -------
                                                      3.0
                                                  -------
   Preferred stock dividend requirements of
      majority-owned subsidiaries                     -
                                                  -------

      Total fixed charges                        $  133.0
                                                  =======

Ratio of earnings to fixed charges                    7.2
                                                  =======

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